Exhibit 10.3

August 5, 2011

James G. Gallas

9 Rosana Way

Coto de Caza, CA 92679

Dear Jim:

In accordance with our recent conversations, this letter agreement will confirm and document the understandings and agreements between you and Apria Healthcare Group Inc. (“the Company”) relating to the transition and termination of your employment with the Company. As we have discussed, the Company has decided to implement a significant restructuring of its revenue management function. The cumulative effect of the restructuring will impact your responsibilities to such an extent that, after an appropriate transitional period, your employment will be terminated.

Accordingly, we have agreed that during the term of your employment between now and February 28, 2012 (the “Transitional Period”), your employment duties and responsibilities will consist entirely of the matters listed on the attached Exhibit A (your “New Responsibilities”). You agree that you will work full time for the Company during the Transitional Period, performing your New Responsibilities to the best of your ability. During the Transitional Period you will have the same administrative support that you have currently.

At the conclusion of the Transitional Period, if your employment has not previously been terminated by death, disability, Cause or Good Reason under any of Sections 3(b), 3(c), 3(d) or 4(a) of your Amended and Restated Executive Severance Agreement dated as of March 10, 2009 (the “Severance Agreement”), then on February 28, 2012 your employment will terminate without Cause pursuant to Section 4(a) of the Severance Agreement, and you will be entitled to receive the full severance and other benefits provided for in the Severance Agreement in the event of a termination without Cause under said Section 4(a) as of that date.

You acknowledge that you are and will continue to be during the Transitional Period an employee “at will” and that nothing in this letter agreement shall restrict the ability of either the Company or you to terminate your employment for any reason or no reason, at any time prior to February 28, 2012, upon sixty (60) days advance written

James Gallas

August 5, 2011

Page 2.

notice in the manner provided for in the Severance Agreement. Except to the extent expressly specified in this letter agreement, the Severance Agreement is not being amended hereby and will remain in full force and effect. Accordingly, in the event of any termination of your employment prior to February 28, 2012, the circumstances of the termination and the terms and provisions of the Severance Agreement will govern the issue of what severance and other benefits, if any, you may receive. Regardless of whether your employment terminates on February 28, 2012 or prior to that date, your right to receive severance under the Severance Agreement will be subject to your execution and delivery to the Company of a General Release substantially in the form attached as Exhibit B hereto.

To the fullest extent permitted by Delaware law, the Company shall defend and indemnify you for your work performed on behalf of the Company, including but not limited to work you perform during the Transitional Period and any consulting work subsequent to your employment.

For a one-year period following the termination of your employment, you shall provide, at the request of the Company’s Chief Executive Officer or Chief Operating Officer, at mutually agreeable times acceptable to you, a total of up to 100 hours of consulting services of the general nature described in Exhibit A, at a cost to the Company of $500 per hour, payable within 30 days following the Company’s receipt of a monthly invoice from you, specifying in reasonable detail the requested work accomplished and the number of hours worked. The Company will also reimburse you in accordance with its policies for any reasonable expenses for requested travel or other costs you incur in connection with your consulting services.

The Company shall provide you a positive written job reference in a form mutually agreed to by the Company and you, and shall also provide positive verbal job references upon your request. You agree that during the Transitional Period and for a period of one year following the termination of your employment, you will not other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company, or that is or reasonably would be expected to be damaging to the reputation of the Company. The Company promises and agrees that, during such one-year period, it will use its best efforts to not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon you, or that is or reasonably would be expected to be damaging to your reputation.

James Gallas

August 5, 2011

Page 3.

This letter agreement is not intended to amend or modify in any respect your rights or the obligations of the Company or any of its affiliates under any of the documents relating to your profit interests in Apria Holdings LLC or the 40l(k) Savings Plan, the Deferred Compensation Plan, the 2011 Executive Bonus Plan, your right to receive the second half of your 2010 Executive Bonus Plan payment, or any other Company benefit you may currently be receiving, including without limitation your ability to take reasonable paid time off consistent with Company policy and your health insurance benefits, including your participation in the Senior Executive Medical and Dental Programs.

If the foregoing correctly summarizes your understanding of our agreements relating to the Transitional Period, please confirm your agreement by signing where indicated below. The Company and I very much appreciate your past service, your many contributions to the success of our business and your willingness to assist us during this restructuring in the manner described above and on Exhibit A.

Sincerely,

/s/ Norman C. Payson, MD
Norman C. Payson, MD
Chief Executive Officer

Accepted and Agreed:

/s/ James G. Gallas
James G. Gallas

EXHIBIT A

JIM GALLAS

TRANSITION RESPONSIBILITIES

Employee: Jim Gallas

Reporting Manager: Norm Payson

Logistics: Primarily at the Lake Forest corporate office; minimum 40 hours per week,

including normal sick, vacation and personal time off

Effective Date: August 8, 2011

Termination Date: February 28, 2012

At the direction of the Chief Executive Officer, provide support as follows:

1.	Provide interim management/leadership of applicable revenue management functions until successors are placed.

2.	Assist with training, knowledge transfer and transition of duties for revenue management successor leadership.

3.	Actively participate in any Revenue Management performance calls and meetings as requested.

4.	Act as revenue Management “internal consultant” providing guidance/support as appropriate, as requested from others.

5.	Complete on-shoring of revenue management responsibilities including effective resource planning (management and non-management), training, transition of services and time lines.

6.	Interact and “play point” regarding Intelenet – monitor remaining/transitioning activities, take lead for notices or amendments regarding transferred services and provide planning/recommendations to achieve stabilization of functions remaining offshore.

7.	CareCentrix – working closely with the CEO, Managed Care team and others, provide deep dive analysis and recommendations.

8.	UPMC (JV) – provide continued leadership and follow-up with negotiations, contract process, etc.

9.	Provide guidance and support for competitive bidding as requested.

10.	Provide guidance and support as requested with the Revenue Management:

a.	E&Y improvement initiatives

b.	6+6 and subsequent forecasts

c.	2012 budget

d.	Board presentations

11.	Provide guidance and support for transition of IT duties:

a.	Personnel assessments

b.	Organization structure

c.	Current projects/processes

d.	Financial forecasts (6+6, etc.)

e.	2012 budget preparation.

12.	Participate in appropriate committees and provide guidance for improvements with Medicare Compliance.

13.	Participate in due diligence for potential M&A activities.

14.	Continued approval and signing of Medicare, Medicaid and other payor applications and certifications until that signing function is transferred to another Apria executive. Such transfer shall occur as soon as reasonably possible but in any event prior to August 31, 2012.

15.	Other duties and assignments as directed by the Chief Executive Officer.

EXHIBIT B

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is made as of the     day of             , 20    , by and between James G. Gallas, an individual (“Executive”), and Apria Healthcare Group Inc., a Delaware corporation (“Apria”). In consideration of the payments and benefits described in paragraphs 1 and 2 below to be provided to Executive pursuant to that certain Executive Severance Agreement, dated as of March 10, 2009, to which Executive and Apria are parties (the “Severance Agreement”), the sufficiency of which is acknowledged hereby, Executive and Apria agree as follows:

1. Executive’s employment with Apria and all of its affiliates and subsidiaries terminated on              , 20    (the “Termination Date”) pursuant to Section 3(a) of the Severance Agreement and, in furtherance thereof, Executive hereby resigns, effective as of the Termination Date, from all officer positions for each of Apria and its affiliates and subsidiaries.

2. In consideration of Executive’s general release of claims, his agreements in Sections 7, 8 and 9 of the Severance Agreement, and his other promises set forth herein, subject to the expiration of the revocation period referred to in Section 9(d) below, Apria shall pay to Executive the following amounts:

(a) a total of $        in severance compensation, subject to standard withholding for federal and state taxes, which shall be payable in accordance with Apria’s regular payroll procedures in 26 consecutive bi-weekly installments over the 12-month period beginning on                     , each in the gross amount of $        ; and

(b) all salary amounts earned but not yet paid, subject to standard withholding for federal and state taxes, payable on or as soon as practicable after             .

3. The parties hereto acknowledge and agree that, as of the Termination Date, Executive was vested in respect of         of his Class B Units and none of his Class C Units in Apria Holdings LLC pursuant to his subscription agreement for such units. All unvested Class B Units and all Class C Units shall be, and hereby are, forfeited on the Termination Date with no consideration payable therefor. Subject to the expiration of the revocation period referred to in Section 9(d) below and on or before the     day following the Termination Date, Apria will cause one of its affiliates to redeem or purchase, and Executive (and any of his affiliates or family members, if applicable) will accept such redemption or sell, all of the vested         Class B Units held by Executive (and any of his affiliates or family members, if applicable), in exchange for a number of shares of common stock of one of Apria’s affiliated entities (the “Issuer”) that the Issuer will subsequently arrange to redeem for a cash payment of $        (the “Redemption Price”). The Redemption Price represents the product of (i) the number of vested Class B Units and (ii) the agreed fair market value per Class B Unit. The foregoing redemption transactions shall be separately documented on the repurchase date and the parties hereto agree to deliver such documentation as is necessary to effect such transactions. The Executive acknowledges the rights of the Company’s affiliates to recover the foregoing proceeds and to terminate the payments referred to in Section 2(a) above in the case of a breach of Sections 7, 8 and 9 of the Severance Agreement or of certain restrictive covenants, described in the subscription agreement related to the Class B Units.

4. On or before             , 20    , Executive shall return to Apria his company-provided laptop computer, cell phone, BlackBerry, credit cards, electronic fuel card, electronic building access cards, and all other property of Apria. He shall not take or copy in any form or manner any financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Apria.

5. Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Executive of any violation of Apria’s policies or procedures, or state or federal laws or regulations. This Release may be introduced, however, in any proceeding to enforce the Release. Such introduction shall be pursuant to an order protecting its confidentiality.

6. Except for (i) those obligations created by or arising out of this Release, (ii) any rights Executive may have under any retirement, 401(k), or similar benefit plans of Apria, (iii) any entitlement Executive may have to receive the second half of his 2010 bonus if it has not been paid by the Termination Date, and (iv) the continuing right to indemnification as provided by applicable law or in Apria’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, Executive on behalf of himself, his descendants, dependants, heirs, executors, administrators, assigns, and successors and each of them hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past or present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the “Apria Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or the termination of his employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, the state and federal Worker Adjustment and Retraining Notification Act, the California Business and Professions Code, or any common law or statutory claim for fraud, wrongful termination, violation of public policy or defamation, or any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

7. It is the intention of Executive in executing this Release that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Executive hereby expressly waive any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Executive acknowledges that he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

8. The terms and conditions of this Release shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Executive will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Release or the events which led to its execution.

9. Executive expressly acknowledges and agrees that, by entering into this Release, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges that:

a. He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

b. He was given a copy of this Release on                     , and informed that he had 21 days within which to consider this Release, although he is free to execute this Release anytime within that 21-day period as indicated in Section 20 below;

c. He was informed that he has seven days following the date of his execution of this Release in which to revoke this Release, which revocation may be effected by means of a written notice sent to the General Counsel of Apria at Apria’s corporate headquarters, provided that in all events any revocation must be received by Apria during the seven-day revocation period;

d. Apria and Executive agree that this Release will not become effective or enforceable until the seven-day revocation period has expired without Executive’s having revoked this Release.

10. Executive warrants and represent that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and he shall defend, indemnify and hold each of the Apria Releasees harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

11. Apria and Executive acknowledge that (i) any employment or contractual relationship between them terminated on the Termination Date (other than any consulting arrangement pursuant to the letter agreement between Apria and Executive dated August 5, 2011 and Apria’s obligation to defend and indemnify Executive for his work performed on behalf of Apria, including but not limited to work performed as an employee and any consulting work subsequent to the Termination Date), (ii) they have no further employment or contractual relationship except as may arise out of this Release and said letter agreement, and (iii) Executive waives any right or claim to reinstatement as an employee of any Apria Releasee and will not seek employment in the future with Apria, unless by mutual consent.

12. This Release shall be incorporated into and made a part of the Severance Agreement as of the date hereof. This Release, together with the Severance Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Release does not, however, affect Executive’s rights under any Apria retirement, 401(k), or similar benefit plan.

13. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

14. This Release has been executed and delivered by Executive within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

15. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16. Any dispute or controversy between Executive on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Release or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with any Apria Releasee or the termination of Executive’s employment with any Apria Releasee, shall be submitted for resolution by arbitration in accordance with the provisions of the Severance Agreement. APRIA AND EXECUTIVE ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE UNDER THIS RELEASE, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A JUDICIAL RESOLUTION OF THE DISPUTE.

17. No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

18. In entering this Release, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Release and have had the opportunity to have the Release explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

19. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Release and which are not inconsistent with its terms.

20. Executive hereby declares as follows:

I, James G. Gallas, hereby acknowledge that I was given 21 days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the 21-day period.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Release this     day of         , 20    .

James G. Gallas

APRIA HEALTHCARE GROUP INC.

By:
[Name]
[Title]